EXHIBIT 4.4












                  THE QUAKER 401(k) PLAN FOR HOURLY EMPLOYEES
            (As Amended and Restated Effective as of August 3, 2001)



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                               TABLE OF CONTENTS



SECTION 1  General                                                             1
               1.1. History and Purpose                                        1
               1.2. Employers and Related Companies                            1
               1 .3. Plan Administration, Trust Agreement                      2
               1.4. Plan Year                                                  2
               1.5. Applicable Laws                                            2
               1.6. Gender and Number                                          2
               1.7. Notices                                                    2
               1.8. Evidence                                                   2
               1.9. Action by Employer                                         2
               1.10. No Reversion to Employers                                 2
               1.11. Supplements                                               2
               1.12. Form of Election and Signature                            2
               1.13. Accounting Date                                           3
               1.14 Compliance With USERRA                                     3


SECTION 2  Plan Participation                                                  3
               2.1. Eligibility for Participation                              3
               2.2. Participation Not Guarantee of Employment                  3
               2.3. Reemployment                                               3
               2.4. Leased Employees                                           3
               2.5. Foreign Assignments                                        4
               2.6. Allocation of Contributions Among Employers                4

SECTION 3  Pre-Tax and Rollover Contributions                                  4
               3.1. Pre-Tax Contributions                                      4
               3.2. Compensation                                               4
               3.3. Election Changes                                           4
               3.4. Limitations on Contributions                               5
               3.5. Maximum 401(k) Deferrals                                   5
               3.6. Correction of Excess Contributions                         5
               3.7. Pre-Tax Contributions                                      5
               3.8. Compensation                                               6
               3.9. Highly Compensated Employees                               6
               3.10. Rollover Contributions                                    7


SECTION 4  Employer Contributions                                              7
               4.1. Matching Contributions                                     7
               4.2. Qualified Matching Contributions                           7
               4.3. Limitations on Amount of Employer Contributions            7

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               4.4. Payment of Employer Contributions                          7
               4.5. ACP Test                                                   7
               4.6. Correction Under ACP Test                                  8
               4.7. Multiple Use of Alternative Limitation                     8
               4.8. Separate Testing of Early Eligible Group                   8
               4.9. Supplemental Expense Contribution                          8

SECTION 5  Plan Investments                                                    9
               5.1. Investments in General                                     9
               5.2. Investment Fund Accounting                                 9
               5.3. Investment Fund Elections                                  9
               5.4. Transfers Between Investment Funds                         9

SECTION 6  Plan Accounting                                                     9
               6.1. Participants' Accounts                                     9
               6.2. Crediting of Fund Earnings and Changes in Value           10
               6.3. Payment of ESOP Dividends                                 10
               6.4. Limitation on Allocations to Participants' Accounts       11
               6.5. Annual Additions                                          11
               6.6. Combined Limit under Section 415(e)                       12
               6.7. Correction of Accounting Error                            12
               6.8. Statement of Plan Interest                                12
               6.9. Limitation on Electing or Deceased Shareholder            12

SECTION 7  Shareholder Rights                                                 13
               7.1. Voting Rights                                             13
               7.2. Tender and Exchange Rights                                13
               7.3. Exercise of Shareholder Rights by Beneficiary             13

SECTION 8  Loans and Distributions from Participants' Accounts                13
               8.1. Loans                                                     13
               8.2. In Service Distributions and Transfers                    15
               8.3. Post-Termination Distributions                            16
               8.4. Distribution to Persons Under                             17
               8.5. Interests Not Transferable                                17
               8.6. Absence of Guaranty                                       17
               8.7. Investment Fund Accounting                                18
               8.8. Investment Fund Elections                                 18
               8.9. Investments in General                                    18
               8.10. Investment Fund Accounting                               19
               8.11. Investment Fund Elections                                19

SECTION 9  The Committee and Investment Committee                             19
               9.1. Membership                                                19






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               9.2. Rights, Powers and Duties                                 19
               9.3. Application of Rules                                      20
               9.4. History and Purpose                                       20
               9.5. Employers and Related Companies                           20
               9.6. History and Purpose                                       21
               9.7. Employers and Related Companies                           21
               9.8. Employers and Related Companies                           21
               9.9. Appointment of Successor Committee or Investment
                    Committee Members                                         21

SECTION 10     Amendment and Termination                                      21
               10.1. Amendment                                                21
               10.2. Termination                                              21
               10.3. Merger and Consolidation of Plan, Transfer of Plan
                     Assets                                                   22
               10.4. Distribution on Termination and Partial Termination      22
               10.5. Notice of Amendment, Termination or Partial Termination  22



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                                 DEFINED TERMS


415 Excess Account                                     6.4
Accounting Date                                        1.13
Accounts                                               6.1
Annual Additions                                       6.5
Beneficiary                                            8.7
Code                                                   1.1
Compensation                                           3.2
Committee                                              1.3
Corporation                                            1.1
Disabled                                               8.2(a)
Effective Date                                         1.1
Employer                                               1.2
Employers                                              1.2
ERISA                                                  1.3
ESOP                                                   1.1
Hardship                                               8.2(b)
Investment Committee                                   1.3
Investment Funds                                       5.1
Matching Account                                       6.1(a)
Matching Contributions                                 4.1
Plan                                                   1.1
Phone System                                           1.12
PIN                                                    1.12
Pre-Tax Account                                        6.1 (c)
Pre-Tax Contributions                                  3.10
Qualified Matching Account                             6.1.(b)
Qualified Matching Contributions                       4.2
Related Company                                        1.2
Rollover Account                                       6.1(d)
Rollover Contribution                                  3.1
Section 415 Affiliate                                  6.5
Section 415 Compensation                               6.4
Trustee                                                1.3
Trustees                                               1.3
Trusts                                                 1.3



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                  THE QUAKER 401(k) PLAN FOR HOURLY EMPLOYEES
                (As Amended and Restated Effective as of August 3,2001)

                                   SECTION 1

                                    General

     1.1. History and Purpose. The Quaker Stock Bonus Savings Plan (the "Plan" ) was established by The Quaker Oats Company, a New Jersey corporation (the "Company"), effective July 1, 1986 to benefit designated groups of employees. Effective as of June 1, 1994, the Plan was amended to designate the portion of the Plan invested primarily in common stock of the Company ("Quaker Stock") through the Company Stock Fund as an employee stock ownership plan ("ESOP") within the meaning of section 4975(e) of the Internal Revenue Code of 1986. as amended (the "Code"). Effective as of June 1, 1998 the Plan was amended and restated to reflect administrative changes, to rename the Plan "The Quaker 401(k) Plan for Hourly Employees" and to conform the Plan to certain statutory changes, primarily the changes required by the Small Business Job Protection Act of 1996 ("SBJPA"). Any provisions of this document that reflect changes required by the SBJPA shall constitute amendments to the Plan documents in effect prior to the Effective Date as of the applicable statutory effective date. The Plan, as amended and restated herein, shall constitute a profit sharing plan with a cash or deferred arrangement that is intended to be qualified under sections 401(a) and 401(k) of the Code and, as to the portion of the Plan comprised of the Quaker Stock Fund, a stock bonus plan and an employee stock ownership plan within the meaning of sections 401(a) and 4975(e) of the Code.

In connection with the Company's merger with PepsiCo, Inc., the Plan was again amended and restated effective as of August 3, 2001, (the "Effective Date"). On the Effective Date, PepsiCo, Inc. (the "Corporation") became the sponsor of the Plan and the Company's stock was no longer offered as an investment option under the Plan. As a result, within this document, most references to Quaker Stock were replaced references to PepsiCo Stock, most references to Quaker Common Stock were replaced with references to PepsiCo, Inc. Common Stock ("PepsiCo Common Stock") and most references to Quaker Preferred Stock were replaced with references to PepsiCo, Inc. Preferred Stock ("PepsiCo Preferred Stock").

     1.2. Employers and Related Companies. The Company, its subsidiary companies listed in Schedule A hereto, and any other corporation which is a Related Company and which, with the consent of the Committee, adopts the Plan are referred to below collectively as the "Employers" and individually as an "Employer". The term "Related Company" means any corporation, trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

     1.3. Plan Administration, Trust Agreement. As of the Effective Date, the PepsiCo Administration Committee (the "Committee") shall be the administrator of the Plan and shall have the rights, duties and obligations of an "administrator" as that term is defined in section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and of a "plan administrator" as that term is defined in section 414(g) of the Code All contributions made under the Plan will be held, managed and controlled by one or more trustees (the "Trustee" or together the "Trustees"), acting under one or more "Trusts" which shall each form a part of the Plan. The Corporation shall have the authority to appoint and remove the Trustee, and the PepsiCo Investment Committee (the "Investment Committee") shall have the authority to monitor the Trustee's performance, to appoint and remove investment managers within the meaning of section 3(38) of ERISA and monitor their performance, to select or establish investment funds


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and change or eliminate any such fund, to set investment guidelines and to have such other authority and responsibility as may be necessary or appropriate to manage the Plan's assets. The Committee and the Investment Committee shall each be a "named fiduciary" as described in section 402 of ERISA with respect to its respective authority under the Plan, and each Participant shall be a named fiduciary to the extent of the Participant's authority to exercise shareholder nights in accordance with Section 7. In addition, both the Committee and the Investment Committee may designate a person(s) to carry out specific tasks.

     1.4. Plan Year. The term "Plan Year" means the twelve-month period commencing January 1 and ending December 31 of each year.

     1.5. Applicable Law. The Plan shall be construed and administered according to the laws of the state of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     1.6. Gender and Number. Where the context admits, words in any gender shall include each other gender, words in the singular shall include the plural, and the plural shall include the singular.

     1.7. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Corporation at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

     1.8. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers to be pertinent and reliable, and to be signed, made or presented by the proper party or parties.

     1.9. Action by Employer . Any action required or permitted to be taken by an Employer under the Plan shall be by resolution of the Corporation's Board of Directors, or by a duly authorized officer of the Corporation.

     1.10. No Reversion to Employers. No part of the corpus or income of the Trust Fund shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan, except as specifically provided in the Trust Agreement.

     1.11. Supplements. The provisions of the Plan as applied to any group of employees may be modified, or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement's effective date.

     1.12. Form of Election and Signature. Unless otherwise specified herein, any election or consent permitted or required to be made or given by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in writing or shall be given by means of such interactive telephone system as the Committee may designate from time to time as the sole vehicle for executing regular transactions under the Plan (referred to generally herein as the "Phone System"). Each Participant shall have a personal identification number or "PIN" for purposes of executing transactions through the Phone System and entry by a Participant of his PIN (with his Social Security Number) shall constitute his valid signature for purposes of any transaction the Committee determines should be executed by means of the Phone System, including but not limited to enrolling in the Plan, electing contribution rates, making investment choices, executing loan documents, and consenting to a


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withdrawal or distribution. Any election made through the Phone System shall be considered submitted to the Committee on the date it is electronically transmitted, unless such transmission occurs after the applicable cut off, in which case it will be considered submitted on the next Accounting Date.

     1.13. Accounting Date. The term "Accounting Date" means each day the New York Stock Exchange is open for business.

     1.14. Compliance With USERRA. Notwithstanding any provisions of the Plan to the contrary, ontributions and benefits with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

                                   SECTION 2

                               Plan Participation

     2. 1. Eligibility for Participation. Each hourly employee of an Employer employed in a group listed in Schedule A hereto will be entitled to participate in the Plan, and thereby become a "Participant", on the employee's date of hire. For purposes of this subsection 2.1, no individual shall be eligible to be a Participant during any period in which he performs services for an Employer under a contract, agreement or arrangement that purports to treat him as either an independent contractor or the employee of a leasing organization, agency, vendor or any other third-party, even if he is subsequently determined (by judicial action or otherwise) to have instead been a common law employee of such Employer. Participation in the Plan is entirely voluntary. and will not commence until an eligible employee makes an election in accordance with subsection 3. 1.

     2.2. Participation Not Guarantee of Employment . Participation in the Plan does not constitute a guarantee or contract of employment, and will not give any employee the right to be retained in the employ of any Employer or Related Company nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

     2.3. Reemployment. A former Participant who is reemployed as an eligible employee of an Employer (in accordance with Schedule A as then in effect), and is receiving Compensation shall again become a Participant in the Plan on the date of reemployment. No Pre-Tax Contributions will be made for such individual, however, until he makes a new election in accordance with subsection 3.1.

     2.4. Leased Employee. "Leased Employees" shall mean leased employees of the Employers and Related Companies within the meaning of section 414(n)(2) of the Code; provided, however, that if such leased employees constitute less than twenty percent of the Employers' and Related Companies' nonhighly compensated work force within the meaning of section 414(n)(5) (C)(ii) of the Code, the term Leased Employees shall not include those leased employees of the Employers and Related Companies covered by a plan described in section 414(n)(5) of the Code, Notwithstanding any other provisions of the Plan, for purposes of the pension requirements of section 414(n)(3) of the Code, the employees of the Employers and Related Companies shall include Leased Employees, but Leased Employees shall not be eligible to become Participants in the Plan. It is intended that persons who the Employer classifies as Leased Employees are not Participants and therefore may not become Participants even if a court or administrative agency determines that such persons are common law employees and not Leased Employees.


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     2.5. Foreign Assignments. Employees who are nonresident aliens and who receive no earned income from sources within the United States shall not be considered employees eligible for participation in the Plan.

     2.6. Allocation of Contributions Among Employers. Contributions made by the Company under Sections 3 and 4 shall be allocated among and charged to the Employers in accordance with such reasonable procedure as may be established by the Committee.

                                   SECTION 3

                       Pre-Tax and Rollover Contributions

     3.1. Pre-Tax Contributions. Subject to any limitations set forth in the Plan, each Participant may elect to have contributions made to the Plan each payroll period through deductions from future pay in whole percentages of Compensation, from 1% to 15%. The Committee, from time to time, may establish a lower maximum percentage of Compensation that may be contributed on behalf of a Participant each year, and shall establish uniform rules with respect to how contribution elections are to be made.

     The foregoing contributions shall be "Pre-Tax Contributions", which shall be paid to the Trust as soon as such amounts can reasonably be separated from the Company's assets. Pre-Tax Contributions (and the earnings thereon) shall be fully vested and nonforfeitable at all times.

As additional Pre-Tax Contributions, each Participant may elect to have any excess dollar Credits determined to be available to him under The Quaker Flex Plan for a calendar year prior to this year 2000 contributed to the Plan to be allocated to his Account-on a pro rata basis during that calendar year while he s actively employed, in accordance with uniform rules established by the Committee.

     3.2. Compensation. Subject to the last sentence of this subsection 3.2, prior to January 1, 1999 a Participant's "Compensation" for any period means salary, overtime pay, sales incentives, commissions and cash bonuses paid to him by the Employers during that portion of the period during which he met all of the requirements of subsection 2.1, but determined prior to any reduction of such compensation by reason of his Pre-Tax Contributions or his salary reduction contributions to a plan maintained by the Employers under Section 125 of the Code, and excluding special allowances and ad hoc variable pay (including but not limited to premiums. allowances, subsidies and tax equalization payments to or for the benefit of expatriates), pay for inactive service, compensation the receipt of which is deferred pursuant to a plan or contract, and any benefit paid or made available under this Plan or any other employee benefit plan maintained by an Employer. Effective January 1, 1999 a Participant's Compensation for any period means all compensation paid to him (or that would have been paid to him but for his election to reduce his pay and have pre-tax contributions made on his behalf to this Plan or to a plan governed by section 125 of the Code) while he is a Covered Employee that falls within the definition of compensation in Treas. Reg. ss.1.415-2(d)(2), but excluding (a) items described in Treas. Reg. ss.1.415-2(d)(3), (b) expense reimbursements, fringe benefits, moving expenses, deferred compensation and welfare benefits. Compensation under the Plan for a Plan Year shall not exceed the maximum amount permitted under section 401(a)(17) of the Code for such Plan Year.

         3.3. Election Changes. On any Accounting Day in accordance with procedures established by the Committee, each Participant may change his Pre-Tax Contribution election in


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accordance with subsection 3.1. The new election will take effect as soon as administratively feasible after said election is made.

     3.4. Limitations on Contributions. To conform the operation of the Plan to sections 401(k)(3), 402(g) and 415(c) of the Code, the Committee may modify or revoke any Pre-Tax Contribution election made by a Participant. The Committee may also establish administrative rules relating to the application of the various limits imposed by law, to ensure that those limits are not inadvertently exceeded.

     3.5. Maximum 401(k) Deferrals. In no event shall the Pre-Tax Contributions for a Participant under the Plan (together with elective deferrals, as defined in Code section 402(g). under any other cash-or-deferred arrangement maintained by the Company, Corporation and the Related Companies) for any calendar year exceed the maximum amount permitted under section 402(g) of the Code for that year.

     3.6. Correction of Excess Deferrals. If during any calendar year a Participant is also a participant in any other cash or deferred arrangement, and if his elective deferrals (as defined in section 402(g) of the Code) under such other arrangement together with Pre-Tax Contributions made on his behalf for that calendar year exceed the maximum amount permitted for the Participant for that calendar year under section 402(g) of the Code, the Participant, not later than March 1 following the close of such taxable year, may request the Committee to distribute all or a portion of such excess to him, with any allocable gains or losses for that year (determined in accordance with any reasonable method adopted by the Committee that either (i) conforms to the accounting provisions of the Plan and is consistently applied to the distribution of excess contributions, under this Section 3.6 and Section 3.8 to all affected Participants, or (ii) satisfies any alternative method set forth in applicable Treasury regulations. Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Committee in its sole discretion. If the Committee is so notified, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant's taxable year. In addition, if the applicable limitation for a Plan Year happens to be exceeded with respect to this Plan alone, or this Plan and another plan or plans of the Company, Corporation or a Related Company, the Committee shall direct that such excess Contributions (with allocable gains or losses) be distributed to the Participant as soon as practicable after the, Committee is notified of the excess deferrals by the Participant or otherwise discovers the error (but no later than the April 15 following the close of the Participant's taxable year). The provisions of this Section 3.6 shall be interpreted in accordance with applicable Treasury regulations under sections 402(g) and 401 (k) of the Code.

     3.7. ADP Test. For any Plan Year the amount by which the average of the Deferral Percentages (as defined below) for that Plan Year of each eligible employee who is Highly Compensated for that Plan Year (the "Highly Compensated Group Deferral Percentage") exceeds the average of the Deferral Percentages for that Plan Year of each eligible employee who is not Highly Compensated for that Plan Year (the "Non-highly Compensated Group Deferral Percentage") shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. "Deferral Percentage" for any eligible employee for a Plan Year shall be determined by dividing the Pre-Tax Contributions made on his behalf for such year by his Section 415 Compensation (defined in subsection 6.4) as limited for such year under section 401(a)(17) of the Code, subject to the following special rules:

     (a) any employee eligible to participate in the Plan at any time during a Plan Year shall be counted, regardless of whether any Pre-Tax Contributions are made on his behalf for the year.


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     (b)  the Deferral Percentage for any Highly Compensated member who is eligible to participate in the Plan and who is also eligible to make other elective deferrals under one or more other arrangements (described in section 401(k) of the Code) maintained by the Company, Corporation or a Related Company that end with or within the same calendar year (other than a plan or arrangement subject to mandatory disaggregation under applicable Treasury regulations), shall be determined as if all such elective deferrals were made on his behalf under the Plan and each such other arrangement;

     (c) excess Pre-Tax Contributions distributed to a Participant under subsection 3.6 shall be counted in determining such Participant's Deferral Percentage except in the case of a distribution to a non-Highly Compensated Participant required to comply with section 401(a)(30) of the Code;

     (d) (d) If this Plan is aggregated with one or more other plans for purposes of section 410(b) of the Code (other than the average benefit percentage test), this subsection 3.7 shall be applied as if all such plans were a single plan; provided, however, that for Plan Years beginning after 1989, such aggregated plans must all have the same plan year; and

     (e) all eligible employees covered by collective bargaining agreements shall be tested separately from non-union Participants (as a single group, regardless of the number of bargaining agreements).

The provisions of this subsection 3.7 shall be interpreted in accordance with the requirements of section 401(k) of the Code and the regulations thereunder.

     3.8. Correction of Excess Contributions. In the event that the Highly Compensated Group Deferral Percentage for any Plan Year does not initially satisfy one of the tests set forth in subsection 3.7. the Committee, notwithstanding any other provision of the Plan, shall instruct the Trustee to distribute sufficient Pre-Tax Contributions, with any allocable gains or losses for such Plan Year determined in accordance with any reasonable method adopted by the Committee for that Plan Year that either (i) conforms to the accounting provisions of the Plan and is consistently applied to making corrective distributions under this subsection 3.8 and subsection 3.6 and 4.6 to all affected Participants or (ii) satisfies any alternative method set forth in applicable Treasury regulations, so that the Highly Compensated Group Deferral Percentage meets one of the tests referred to in subsection 3.7, to Highly Compensated Participants on whose behalf such contributions were made, starting with the Participant with the largest Pre-Tax Contributions and continuing with the Participant with the next largest Pre-Tax Contributions (and so forth), under the leveling method described in applicable Treasury notices and regulations. The amounts to be distributed to any Participant pursuant to this subsection 3.8 shall be reduced by the amounts of any Pre-Tax Contributions distributed to him for such Plan Year pursuant to subsection 3.6. The Committee shall return such excess Pre-Tax Contributions (and allocable interest) by the close of the Plan Year following the Plan Year for which they were made.

     3.9. Highly Compensated Employee . An employee shall be "Highly Compensated" for any Plan Year if he:

     (i) was a 5-percent owner (as defined in section 416(i)(1)(B) of the Code) of the Corporation during that Plan Year or the preceding Plan Year. or;

     (ii) received Section 415 Compensation in excess of $80,000 (indexed for cost-of-living adjustments under section 415(d) of the Code) during the preceding Plan Year.


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


     3.10. Rollover Contributions. An eligible employee of an Employer receiving Compensation, regardless of whether he has become a Participant, may make a Rollover Contribution (as defined below) to the Plan. The term "Rollover Contribution" means a rollover contribution, in cash, of all or part of the taxable portion of a distribution which, under the applicable provisions of the Code, is permitted to be rolled over to a qualified plan. If an employee who is not otherwise a Participant makes a Rollover Contribution to the Plan. he shall be treated as a Participant only with respect to such Rollover Contribution until he has met all of the requirements for Plan participation set forth in subsection 2.1.

                                   SECT1ON 4

                             Employer Contributions

     4.1. Matching Contributions. Subject to the conditions and limitations specified elsewhere in this Plan, for each payroll period during a Plan Year an Employer shall contribute to the Plan on behalf of each Participant employed by such Employer an amount equal to 50% of the Pre-Tax Contributions made on behalf of the Participant that do not exceed 4% of such Participant's Compensation for such payroll period. Any contribution made pursuant to this subsection 4.1 shall be referred to hereinafter as a "Matching Contribution". Matching Contributions shall be fully vested and non-forfeitable (except to the extent that they relate to Pre-Tax Contributions that are returned to a Participant to comply with the limits under section 402(g), 401(k)(3) or 415(c) of the Code).

     4.2 Qualified Matching Contributions. For each Plan Year any Employer may, but shall not be required to, contribute an additional percentage of the Pre-Tax Contributions made on behalf of Participants employed by such Employer who are not Highly Compensated (as defined in subsection 3.9). Any contribution made pursuant to this subsection 4.2 shall be referred to hereinafter as a "Qualified Matching Contribution". At the discretion of the CommitteeQualified Matching Contribution may be tested under subsection 3.7 or 4.5 in accordance with applicable Treasury regulations.

     4.3 Limitations on Amount of Employer Contributions. In no event shall the sum of any Pre-Tax Contributions, Matching Contributions and Qualified Matching Contributions made by an Employer for any Plan Year exceed the limitations imposed by Section 404 of the Code on the maximum amount deductible on account thereof by the Employer for that year.

     4.4 Payment of Employer Contributions. Each Employer's contributions under the Plan (other than Pre-Tax Contributions) for any Plan Year shall be paid to the Trustee, without interest, no later than the time prescribed by law for filing the Employer's federal income tax return, including any extensions thereof.

     4.5 ACP Test. For any Plan Year, the amount by which the average of the Contribution Percentages for such Plan Year (as defined below) of each eligible employee who is Highly Compensated for such Plan Year (the "Highly Compensated Group Contribution Percentage") exceeds the average of the Contribution Percentages for such Plan Year of each eligible employee who is not Highly Compensated for such Plan Year (the "Non-highly Compensated Group Contribution Percentage") shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. The "Contribution Percentage" for any eligible employee for a Plan Year shall be determined by dividing his total Matching Contributions (and, if applicable, Qualified Matching Contributions) for that Plan Year by his Section 415 Compensation for that Plan Year, subject to any special rules set forth in applicable


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


Treasury regulations. In applying this subsection 4.5, eligible employees who are covered by collective bargaining agreements shall be disregarded.

     4.6 Correction Under ACP Test. In the event that the Highly Compensated Group Contribution Percentage for any Plan Year does not initially satisfy one of the tests referred to in subsection 4.5, the Committee shall direct the Trustee to distribute to the Highly Compensated Participants to whose Accounts Excess Aggregate Contributions (as defined below) were allocated for such year, the amount of each such Participant's Excess Aggregate Contributions, with any gains or losses allocable thereto for that Plan Year. The "Excess Aggregate Contributions" for any Plan Year shall mean the excess of the aggregate amount of After-Tax and Matching Contributions taken into account in computing the Contribution Percentages of Highly Compensated Participants for such year over the maximum amount of Matching Contributions permitted under the test set forth in subsection 4.5, determined by reducing the amount of such contributions made on behalf of Highly Compensated Participants in order of the dollar amounts of such contributions, beginning with the highest of such dollar amounts, in accordance with applicable Treasury regulations and notices. The gain or loss allocable to Excess Aggregate Contributions shall be determined in accordance with any reasonable method adopted by the Committee for that Plan Year that either (i) conforms to the accounting provisions of the Plan and is consistently applied to making corrective distributions under this Plan to all affected Participants or (ii) satisfies any alternative method set forth in applicable Treasury regulations. Notwithstanding the foregoing provisions of this subsection 4.6, any Matching Contributions distributable as Excess Aggregate Contributions that are attributable to excess Pre-Tax Contributions distributed in accordance with subsections 3.6 or 3.8 shall be forfeited as of the end of the Plan Year to which such corrective distributions relate (and used to reduce Employer contributions to the Plan.) The Committee shall make any necessary distribution no later than the close of the Plan Year following the Plan Year in which such Excess Aggregate Contributions were contributed.

     4.7 Multiple Use of Alternative Limitation. Notwithstanding any other provision of this Sections 3 or 4, if the 1.25 factors referred to in subsections 3.7 and 4.5 are both exceeded for a Plan Year, the leveling method of correction prescribed in subsection 4.6 shall be continued until the aggregate limit set forth in Treas. Reg. ss.1.401(m)-2(b) is satisfied for such Plan Year.

     4.8 Separate Testing of Early E1igible Group. Notwithstanding any other provision of the Plan, for any Plan Year the Committee may elect, in accordance with applicable Treasury regulations, to apply the tests set forth in subsections 3.7 and 4.5 separately with respect to all eligible employees who would not have been eligible to participate in the Plan for that Plan Year had the Plan utilized the maximum age and service requirements for eligibility permitted by the Code.

     4.9. Supplemental Expense Contribution. The Committee may make a Supplemental Expense Contribution in such amount as the Committee may determine and, if such contribution is made, shall direct the Trustee to use such funds to pay such fees, expenses, charges and taxes as the Committee designates.

                                   SECTION 5

                                Plan Investments

     5.1. Investments in General. Participants shall be entitled to select where, from among two or more investment funds (the "Investment Funds") chosen by the Investment Committee, their Pre-Tax Contributions and Rollover Contributions, if any, and the earnings thereon shall be invested. The Investment Funds shall include the "PepsiCo Stock Fund," which shall be invested in common stock of the Corporation and cash or cash equivalents for purposes of liquidity, and at least three other funds that satisfy the requirements of section 401(a)(28) of the Code (pertaining to ESOP diversification). Matching Contributions (and, if applicable, Qualified Matching Contributions) will initially be invested in the PepsiCo Stock Fund. The Investment Committee may add or delete an Investment Fund or change the investment strategy of any Investment Fund at any time without prior notice. Investments of each Investment Fund shall be made as nearly as is reasonably possible in accordance with the provisions of the Plan, but the Trustee is authorized, subject to the provisions of Section 7, to use its discretion as to the timing of purchases and sales of securities, and is further authorized to keep such portion of any of the Investment Funds, as may seem advisable from time to time, in cash or cash equivalents, and/or in short-term fixed income investments.

     5.2. Investment Fund Accounting. The Committee shall maintain or cause to be maintained separate subaccounts for each Participant in each of the Investment Funds to separately reflect his interests in each such Fund and the portion thereof that is attributable to each of his Accounts.

     5.3. Investment Fund Elections. At the time that a Participant enrolls in the Plan he may specify the percentage, in increments of 1%, of Pre-Tax Contributions subsequently credited to his Accounts that are to be invested in each of the Investment Funds in accordance with uniform rules established by the Committee. Any such investment direction shall be deemed to be a continuing direction until changed. During any period in which no such direction has been given in accordance with rules established by the Committee, contributions; credited to a Participantshall be invested in the PepsiCo Stock Fund. A Participant may modify his investment direction prospectively by entering into the Phone System his election to do so prior to the effective time of the chancre in accordance with uniform rules established by the Committee.

     5.4. Transfers Between Investment Funds. Subject to uniform rules established by the Committee, each Participant may elect to transfer prospectively, in whole percentages or dollar amounts (not less than $250 or fund balance whichever is less) the value of his Accounts held in any Investment Fund (including the PepsiCo Stock Fund) to any other Investment Fund then made available to such Participant. Any such election shall be made by entering it into the Phone System prior to the time it is to be effective in accordance with uniform rules established by the Committee.

                                   SECTION 6

                                Plan Accounting

     6.1. Participants' Accounts. The Committee shall maintain the following "Accounts" in the name of each Participant:

     (a) a "Matching Account," which shall reflect Matching Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

     (b) a "Qualified Matching Account" which shall reflect Qualified Matching Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

     (c) a "Pre-Tax Account," which shall reflect Pre-Tax Contributions, if any, and profit sharing contributions made by the Employers prior to 1984, made on his behalf and the income, losses, appreciation and depreciation attributable thereto; and

     (d) a "Rollover Account," which shall reflect Rollover Contributions, if any, made by him and the income, losses, appreciation and depreciation attributable thereto.

In addition, the Committee may maintain subaccounts to reflect balances transferred to this Plan from another qualified plan that are subject to special rules. The Accounts and subaccounts provided for in this subsection 6.1 shall be for accounting purposes only, and there shall be no segregation of assets within the Investment Funds among the separate Accounts and subaccounts. Reference to the "balance" in a Participant's Account means the aggregate of the balances in the subaccounts maintained in the Investment Funds attributable to his Accounts. A Participant's interest in the ESOP portion of the Plan shall be comprised solely of his interested in the PepsiCo Stock Fund at that particular time.

     6.2. Crediting of Fund Earnings and Changes in Value. As of each Accounting Date, interest, dividends and changes in value in each Investment Fund since the preceding Accounting Date shall be credited to each Participant's subaccounts invested in such Investment Fund by adjusting upward or downward the balance of his subaccounts invested in such Investment Fund in the ratio which the subaccounts of such Participant invested in such Investment Fund bears to the total of the subaccounts of all Participants invested in such Investment Fund as of such Accounting Date, excluding therefrom, for purposes of this allocation only, all contributions received since the preceding Accounting Date, so that the total of the subaccounts of all Participants in each Investment Fund shall equal the total value of such fund (exclusive of such contributions) as determined by the Trustee in accordance with uniform procedures consistently applied.

The Plan shall use a daily valuation system, which generally means that Participants' Accounts will be updated each Accounting Day to reflect activity for that day, such as new contributions received by the Trust, changes in Participants' investment elections, and changes in the unit value of the Investments Funds. For this all to happen as anticipated on any given day, the Plan's recordkeeper must receive complete and accurate information from a variety of different sources. Although the Plan's recordkeeping system and the interfaces between it and the sources of the necessary information - such as the Company payroll system - will have been designed to enable the daily valuation process to proceed smoothly, events may occur that cause an interruption in the process affecting a single Participant or a group of Participants. Neither the Committee, the Investment Committee, the Corporation, the Company, the Employers, the Trustee nor the Plan guarantee that any given transaction will be processed on the anticipated day.

For all purposes of the Plan, all valuations of shares of PepsiCo Stock which are not readily tradable on an established securities market shall be made by an independent appraiser (within the meaning of section 401(a)(28) of the Code) selected by the Committee.

     6.3. Payment of ESOP Dividends. All dividends paid on PepsiCo Stock credited to Participants' Accounts under the ESOP portion of the Plan shall be passed through to such Participants in one of the following ways, as determined by the Committee in its sole discretion:

     (a) directly to Participants in proportion to the value of the interests in their Accounts in the PepsiCo Stock Fund on the dividend record date; or

     (b)  to the Trustee, in which case the Trustee will, no later than ninety
          (90) days after the end of the Plan Year in which the dividends are paid, distribute them to the Participants to whose Accounts they are attributable.

     6.4. Limitation on Allocations to Participants' Accounts. Notwithstanding any other provision of the Plan, a Participant's Annual Additions (as defined in subsection 6.5) for any Plan Year shall not exceed an amount equal to the lesser of:

     (a) 25 percent of the Section 415 Compensation (as defined below) paid to the Participant in that Plan Year; or

     (b) $30,000 (as adjusted for cost-of-living increases under applicable Treasury regulations).

A Participant's "Section 415 Compensation" for any Plan Year means his total compensation (as described in Treas. Reg. (1.415-2(d)(1)) paid during that year for services rendered to the Employers or to any other trade or business which, together with an Employer is a Participant in a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and (c) of the Code, as modified by section 415(h) of the Code, exclusive of deferred compensation and other amounts which received special tax treatment (as described in Treas. Reg. 1.415-2(d)(2)), but including any elective deferral under section 402(g) of the Code or salary reduction contribution under section 125 of the Code to any plan maintained by an Employer or Section 415 Affiliate (defined in subsection 6.5).

To correct any excess Annual Additions, unmatched Pre-Tax Contributions (and the earnings thereon) will first be returned to the affected Participant. Then, if the limit set forth in this subsection would still be exceeded, matched Pre-Tax Contributions (and the earnings thereon) will be returned to the affected Participant (and [if the Participant is a Highly-Compensated nonunion employee] the corresponding Matching Contribution shall be forfeited). If returning Pre-Tax Contributions (and any resulting forfeitures of Matching Contributions) pursuant to the preceding sentence does not exhaust the excess amount, then the remaining excess amount shall be reallocated to a "415 Excess Account". The Committee shall establish reasonable rules to determine what amounts must be returned and/or allocated to the 415 Excess Account pursuant to this subsection to ensure that the limits set forth in this subsection are not exceeded. For all purposes of the Plan, amounts reallocated to a 415 Excess Account for any calendar year shall be treated as Matching Contributions for the next following Plan Year or Plan Years until all amounts so held have been allocated as Matching Contributions.

     6.5. Annual Additions. A Participant's "Annual Additions" for any Plan Year means the sum of:

     (a) all contributions (other than Rollover Contributions) allocated to a Participant's Accounts for such year, excluding Pre-Tax Contributions that are distributed as excess deferrals in accordance with subsection 3.6 but including any Pre-Tax Contributions treated as excess contributions under subsection 3.8; plus

     (b) employer contributions by the Company or a Section 415 Affiliate allocated for such year to any individual medical account (as defined in section 415(l) of the Code),or to a separate account under a funded welfare benefit plan (as described in section 419(A)((d))(2) of the Code).

For purposes of applying the limits of subsection 6.5. Annual Additions shall also include annual additions under any other defined contribution plan maintained by a Related Company or an entity that would be a Related Company if the ownership tests of section 414(b) and (c) of the Code were "more than 50" rather than "at least 80" (a "Section 415 Affiliate").

     6.6. Combined Limit Under Section 415(e). If a Participant also participates in any defined benefit plan (as defined in section 415(k) of the Code) maintained by a Related Company. the aggregate benefits payable to, or on account of, the Participant under such plan together with this Plan shall be determined in a manner consistent with section 415(e) of the Code, to the extent applicable. The benefit provided for the Participant under the defined benefit plan shall be adjusted as necessary so that the sum of the "defined benefit fraction" and the "defined contribution fraction" (as such terms are defined in section 415 (e) of the Code and applicable regulations thereunder) calculated with regard to such Participant does not exceed 1.0. For purposes of this subsection 6.6, all qualified defined benefit plans (whether or not terminated) of the Section 415 Affiliates shall be aggregated.

     6.7. Correction of Accounting Error . In the event of an error in the adjustment of a Participant's Accounts, the Committee, in its sole discretion, may correct such error by either crediting or charging the adjustment required to make such correction to or against income and expenses of the Trust for the Plan Year in which the correction is made, by changing the method of allocating Employer Contributions (in a manner that does not discriminate in favor of Highly Compensated Participants) or by the Employer of such Participant making an additional contribution, to permit correction of the error. Except as provided in this subsection 6.7, the Accounts of other Participants shall not be readjusted on account of such error.

     6.8. Statement of Plan Interest. As soon as practicable after the close of each Plan Year, the Committee shall provide each Participant with a statement reflecting the value of his interest in the Plan.

     6.9. Limitation on Electing Or Deceased Shareholder. If a Corporation shareholder sells PepsiCo Stock to the Trust and elects (with the consent of the Committee) nonrecognition of gain under section 1042 of the Code, or if the executor of the estate of a deceased Corporation shareholder sells PepsiCo Stock to the Trust and claims (with the consent of the Committee) an estate tax deduction under section 2057 of the Code, no portion of the PepsiCo Stock purchased in any such transaction (or any dividends or other income attributable thereto) may be allocated during the ten-year period following the purchase to the Accounts of:

     (1) the selling shareholder (in the case of a nonrecognition transaction under section 1042 of the Code) or the decedent (in the case of a sale to which Section 2057 of the Code applies); or

     (2) his spouse, brothers or sisters (whether by the whole or half blood), ancestors or lineal descendants (except as to certain lineal descendants to the extent provided in section 409(n)(3)(A) of the
          Code), or any other person who bears a relationship to him that is described in section 267 (b) of the Code.

     In addition, no portion of the PepsiCo Stock purchased in any such transaction (or any dividends or other income attributable thereto) may thereafter be allocated to the Accounts of any Participant owning (as determined under section 318(a) of the Code, without regard to section 318(a)(2)(B)(1) of the Code), during the entire one-year period preceding the purchase, or on any date that PepsiCo Stock is allocated under the Plan, more than 25% of any class of outstanding PepsiCo Stock or of the total value of any class of outstanding PepsiCo Stock.

     To the extent that a Participant is subject to the allocation limitation described in this subsection 6.9 for a Plan Year, he shall not share in the allocation of Employer Contributions.

                                   SECTION 7

                               Shareholder Rights

     7.1. Voting Rights. Prior to each annual or special meeting of shareholders of the Corporation, the Trustee shall send to each Participant a copy of the proxy soliciting material for the meeting, together with a form requesting instructions to the Trustee on how to vote the number of whole shares and any fractional share of PepsiCo Stock allocated to the Participant's Accounts. The voting instructions received by the Trustee will be held by it in confidence. Upon receipt of such instruction, the Trustee shall vote such shares as instructed, provided that, in the case of fractional shares, the Trustee shall vote the combined fractional shares to the extent possible to reflect the instruction of the Participants to whose Accounts fractional shares are credited. The Trustee shall vote shares of PepsiCo Stock for which it does not receive voting instructions, including those shares which are not allocated to Participant Accounts, in the same proportion as shares with respect to which it does receive instructions.

     7.2. Tender and Exchange Rights. The Trustee shall provide each Participant with such notices and information statements as are provided to Corporation shareholders generally with respect to any tender or exchange offer, and each Participant shall be entitled to direct the Trustee with respect to the tender or exchange of whole shares and any fractional shares of PepsiCo Stock allocated to his Accounts. A Participant's instructions shall remain in force until superseded in writing by the Participant. Upon receipt of such direction, the Trustee shall tender or exchange such shares as directed, provided that, in the case of fractional shares, the Trustee shall tender or exchange the combined fractional shares to the extent possible to reflect the direction of the Participants to whose Accounts fractional shares are credited. The Trustee shall not tender or exchange shares in a Participant's Account for which directions are not received. The Trustee shall tender or exchange shares of PepsiCo Stock which are not allocated to Participants' Accounts such that the ratio of tendered or exchanged unallocated shares to all unallocated shares is the same as the ratio of tendered or exchanged shares in Participants' Accounts to all shares in Participants' Accounts. Unless and until shares of PepsiCo Stock are tendered or exchanged, the individual instructions received by the Trustee from Participants shall be held in strict confidence and shall not be divulged or released to any person, including officers and employees of the Employers.

     7.3. Exercise of Shareholder Rights by Beneficiary . Should the Committee receive notice that a Participant has been declared incompetent or should a Participant die and his Account has not vet been distributed, then his Beneficiary shall be entitled to exercise the nights of the Participant under this Section 7.

                                   SECTION 8

              Loans and Distributions From Participants' Accounts

     8.1. Loans. Participants may obtain loans from their Accounts on the terms and conditions as set forth in this subsection and as established by the
Committee:

     (a) The dollar amount of such loan to any Participant, when added to the balance of any other outstanding loans granted under this subsection, shall not exceed the lesser of:

          (i)  50% of all of the Participant's Accounts, or

          (ii) $50,000 minus the excess (if any) of the highest outstanding balance of loans from the Plan during the year preceding the date the new loan is made, over the outstanding balance of all other loans from the Plan (as of the date the new loan is made).

          The foregoing limits shall be applied on an aggregate basis taking into account all loans from any plan maintained by the Corporation, Company or any Related Company.

     (b) The term of any such loan shall not exceed five years, except in the case of a loan used to purchase the Participant's principal residence (the term of which may not exceed 15 years). The unpaid balance of any such loan shall bear a fixed rate of interest established by the Committee. Each loan shall provide for level payments of principal and interest no less frequently than quarterly. Level payments shall be made through payroll deductions so long as the Participant remains employed by an Employer or Related Company. Any loan may be prepaid in full at any time by the Participant.

     (c) Each loan used for the purchase of a primary residence with a term longer than 5 years shall be evidenced by a promissory note or notes made, executed and delivered by the applying Participant to the Committee. Each such note or notes shall be in such form and contain such terms and conditions as the Committee shall determine.

     (d) Each loan to a Participant under this subsection shall be secured by such Participant's nonforfeitable interest in his Accounts.

     (e) Any application for a loan under this subsection shall constitute an application by the Participant directing that the Participant's interest in his Accounts be invested in such loan (up to the amount of the loan). If a loan is granted hereunder, the value of a Participant's Accounts shall be adjusted as of each Valuation Date to reflect the principal and interest credited to such Accounts as a result of the loan investment as directed, by the Participant hereunder. Under rules adopted by the Committee, loans shall be made from one or more of the Investment Funds in which a Participant's Accounts are invested prior to the making of the loans hereunder. Applications for loans may be made through the Phone System, except that applications for home purchase loans with a term in excess of 5 years must be made in writing and accompanied by appropriate documentation as determined by the Committee in Its sole discretion.

     (f) No Participant may have more than two general and one home purchase loans outstanding under this subsection at any given time.

     (g) Loan payments will be suspended as permitted under section 414(u) of the Code (relating to qualified military service).

     (h)  The minimum amount of any loan shall be $1,000.

     (i) Loans shall be subject to such other terms and conditions as the Committee may impose from time to time.

No Participant who applies for a loan and directs the investment of his Accounts in accordance with this subsection shall be considered a fiduciary by reason of his exercise of control over his

Accounts and no person who is otherwise a fiduciary (including the Trustee, (the Corporation, the Committee, the Investment Committee, the Employers and the Company) shall have any liability for any loss, or by reason of any breach, which results from such Participant's exercise of control.

8.2. In Service Distributions and Transfers.

(a) Each Participant who has reached age 59-1/2 or who is disabled may from time to time elect to have all or part of his Accounts distributed to him in PepsiCo Stock or in cash, except that cash shall be distributed in lieu of any fractional shares of PepsiCo Stock credited to the Participant's Account. "Disabled" for this purpose means the state of being totally and permanently disabled so as to be unable to perform any work for remuneration or profit, as determined solely by the Committee, considering the advice of a medical doctor.

(b) Upon written request, a Participant may take a distribution of all or part of his Accounts, excluding interest earned after June 30, 1988, in the event of hardship. "Hardship" means when funds are required to purchase a primary residence for the Participant or his family to finance the post secondary education of the Participant or his family, to pay for unreimbursed medical expenses for the Participant or his dependent, to pay for funeral expenses of a family member or to alleviate circumstances which present financial hardship due to the need to (i) purchase or make substantial repairs to a vehicle used as the sole means of the Participant's transportation to and from work, (ii) pay legal fees, (iii) satisfy a tax debt resulting from an audit of the Participant's Federal tax return or (iv) satisfy credit debt where wage garnishment has been threatened, plus amounts necessary for applicable income and penalty taxes. Distributions under this paragraph shall be made as soon as practicable after the Committee approves the request.

(c) A Participant who has completed at least 10 years of participation in the ESOP (including any years of participation in the Quaker Stock Sharing Plan prior to June 30, 1994) and who is at least 55 years old may elect to either transfer or withdraw a portion of his interest in the ESOP. An election to transfer must be made on the prescribed form and filed with the Committee within the 90 day period immediately following the last Accounting Date of a Plan Year in the Election Period. For purposes of this paragraph 8.2(c), the "Election Period" means the period of six consecutive Plan Years beginning with the Plan Year in which the Participant has attained age 55 and completed ten years of participation. An eligible Participant's diversification election shall be made in accordance with the following:

     (i) For each of the first five Plan Years in the Election Period, the Participant may elect to transfer or withdraw an amount which does not exceed 25% of the number of shares of PepsiCo Stock credited to the Participant's Accounts that had been acquired by or contributed to the ESOP portion of the Plan less the number of such shares previously transferred or distributed under this paragraph 8.2(c). In the case of the last Plan Year in the Election Period, the Participant may elect to transfer an amount which does not exceed 50% of such shares of PepsiCo Stock less the number of such shares previously transferred under this paragraph 8.2(c).

     (ii) Any transfer or withdrawal under this paragraph 8.2(c) shall he transferred or withdrawn within 90 days after the 90 day period in which the election may be made. All amounts transferred pursuant to this paragraph 8.2(c) shall thereafter be subject to, and solely governed by, the terms of the Plan applicable to the ESOP portion thereof.

     Distributions under this subsection 8.2 shall be made in cash or in whole shares of PepsiCo Stock (with fractional shares paid in cash) at the Participant's election.

     8.3. Post-Termination Distributions. Subject to the following provisions of this Section 8.,a Participant 's Accounts under the Plan shall be distributed to him, or in the event of his death to his Beneficiary, after the date on which his employment with the Employer and the Related Companies terminates for any reason.

Pursuant to election by the Participant, distribution shall be in shares of PepsiCo Stock or in cash; except that cash shall be distributed in lieu of any fractional shares of PepsiCo Stock credited to the Participant's Accounts. Distribution shall be made not later than 60 days after the last day of the Plan Year in which the Participant attains age 65, or if later, in which his termination of employment occurs, subject to the following:

(a) A Participant may elect to have distribution made to him as soon as practicable after his termination of employment occurs, provided that he is not reemployed by an Employer or Related Company prior to such distribution.

(b) Subject to paragraph (d) below a Participant who has terminated employment may elect to defer his distribution until he attains age 70-1/2. For purposes of a deferred distribution, a Participant's Accounts will be valued as of the Accounting Date coinciding with the distribution.

(c) In all events distribution shall be made (or commence) no later than the April 1 of the calendar year following the calendar year in which he terminates employment or attains age 70-1/2, whichever occurs later.

(d) If the value of the Participant's Accounts is not in excess of $5,000 at the end of the Plan Year in which the Participant's termination occurs. The Committee shall direct the Trustee to distribute immediately amounts credited to his Accounts to the Participant or Beneficiary, provided that no such distribution shall be made without the Participant's consent if the value of the distribution as of the Accounting Date on which it is processed exceeds $5,000. Any such distribution shall be in the form of cash or, if elected by the Participant, whole shares of PepsiCo Stock (with cash for any fractional shares.)

(e) If the value of the Participant's Accounts is in excess of $5,000 determined as of the Accounting Date coinciding with the date of distribution, distribution of such Account shall be made to the Participant at such time as the Participant elects (subject to paragraph
     (b) above) in one of the following forms chosen by the Participant:

     (i)  a single lump sum payment, or

     (ii) in a partial distribution (optional with Participant) and in approximately equal annual installments over a period of years not exceeding the Participant's life expectancy. In the event distribution is made in installments, the remaining balance in the Participant's Accounts shall continue to be adjusted for gains and losses as of each Accounting Date.

(f) If a Participant with an Account balance in excess of $5,000 chooses to defer distribution of his Account in accordance with paragraph (b) above. He may make a partial withdrawal from his Account at any time by submitting an election in accordance with uniform rules established by the Committee, and may borrow from his Account in accordance with subsection 8.1.

(g) If the Participant dies prior to the payment of his interest under the Plan (as determined under the regulations under section 401(a)(9) of the Code), his Beneficiary may elect to have distribution made in a lump sum as soon as practicable, subject to the following:

     i. If the Beneficiary designated by the Participant is the Participant's surviving spouse, the lump sum distribution may be deferred by the Beneficiary until no later than the date on which the Participant would have attained age 70-1/2 and, if the surviving spouse dies before distribution, distribution shall be applied under this paragraph (f) as if the surviving spouse were a Participant.

     ii. ii. If the Beneficiary designated by the Participant is not the Participant's surviving spouse, if the Participant failed to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, distribution to the Beneficiary shall be made as of a date selected by the Committee, but no later than the fifth anniversary of the date of the Participant's death.

(h) If distribution of the Participant's interest under the Plan has begun (as determined under the regulations under section 401(a)(9) of the Code), but the Participant dies before payments are completed, his Beneficiary may elect in writing to continue to receive installment payments over the period designated in the Participant's election or over a shorter period, or to receive an immediate lump sum distribution.

     8.4. Distribution to Persons Under Disability. Notwithstanding the foregoing provisions of this Section, in the event that a Participant or Beneficiary is declared incompetent and the Committee receives evidence satisfactory to it that a conservator or other person legally charged with the care of his person or of his estate has been appointed, the amount of any benefit to which such Participant or Beneficiary is then entitled from the Trust Fund shall be paid to such conservator or other person legally charged with the care of his person or estate.

     8.5. Interests Not Transferable. The interests of Participants and their Beneficiaries under the Plan and Trust Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of certain qualified domestic relations orders relating to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meets such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder, which may be paid to the alternate payee as soon as practicable after approval of the order (if the order so permits) regardless of the employment status of the Participant.

     8.6. Absence of Guaranty. Neither the Trustee, the Corporation, the Company, the Committee, the Investment Committee nor the Employers in any way guarantee the Trust Fund from loss or depreciation. The Employers do not guarantee any payment to any person, except as may be done by providing a written guarantee in connection with a LESOP Loan. The liability of the Trustee to make any payment is limited to the available assets of the Trust Fund.

     8.7. Designation of Beneficiary. Subject to the provisions of subsection 8.5, each Participant, from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits are to be paid if he dies before he receives all of his benefits; provided, however, that if a Participant is married on the date of his death, his Beneficiary shall be his spouse unless the Participant designates as his Beneficiary a person other than his spouse and:

(a) (i) the Participant's spouse consents in writing to such election which is filed with the Committee in such form as it may require, (ii) such beneficiary designation may not be changed without spousal consent and
     (iii) the spouse's consent acknowledges the effect of such designation and is witnessed by either a notary public or a Plan representative appointed or approved by the Committee; or

(b) it is established to the satisfaction of a Plan representative appointed or approved by the Committee that the consent required under paragraph (a) next above cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe in regulations.

A Beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all Beneficiary designation forms signed earlier. Except as otherwise specifically provided in this subsection, if a deceased Participant failed to designate a Beneficiary as provided above, or if all the designated Beneficiaries of a deceased Participant dies before him, the remaining benefits shall be paid to the estate of the Participant. If a designated Beneficiary survives the Participant, but dies before his entire interest in the Account of the deceased Participant can be paid to him, the remainder of such interest of such Beneficiary shall be paid to a beneficiary designated by such Beneficiary (on a form and in a manner prescribed by the Committee) or, in the absence of such designation, to the Beneficiary's estate. The term "Beneficiary" as used in the Plan means the person or persons to whom a deceased Participant's benefits are payable under this subsection 8.7.

     8.8. Missing Recipients. Each Participant and each Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or Beneficiary at his last post office address filed with the Committee, or if no address is filed with the Committee then, in the case of a Participant, at his last post office address as shown on the Employer's records, will be binding on the Participant and his Beneficiary for all purposes of the Plan. None of the Employers, the Corporation, the Company, the Committee, the Investment Committee or the Trustee will be required to search for or locate a Participant or Beneficiary. If a Participant or Beneficiary entitled to benefits under the Plan falls to claim such benefits and the Committee determines that it is unable to reasonably find his whereabouts, such benefits shall be forfeited and shall be used until exhausted to reduce the Basic and Supplemental LESOP Contributions otherwise required under Section 3 of the Employer which last employed the Participant. If the whereabouts of the Participant or Beneficiary is subsequently determined, such forfeiture shall be restored by the Employer whose contributions were so reduced and such restoration shall not be treated as an Annual Addition for purposes of subsection 6.8.

     8.9. Distribution and Transfer of PepsiCo Preferred Stock. Notwithstanding any other provisions of the Plan to the contrary, no PepsiCo Stock shall be distributed or transferred from the Plan in the form of PepsiCo Preferred Stock. With respect to any portion of a Participant's Account which is to be distributed or transferred in accordance, with the provisions of this Section 8, the Committee shall direct the Trustee either to (a) cause the Corporation to redeem the shares of PepsiCo Preferred Stock allocated to such portion for their fair market value in cash or (b) convert such shares into shares of PepsiCo Stock (and cash representing the fair market value of any fractional shares of such stock) in accordance with the then applicable conversion rate of such PepsiCo Preferred Stock, whichever yields the greater value. If a Participant has elected distribution in the form of PepsiCo Stock pursuant to any applicable provision of this Section 8, any cash resulting from the redemption of PepsiCo Preferred Stock pursuant to this subsection shall be used to purchase whole shares of PepsiCo Common Stock, which shall be distributed (with any remaining cash) in accordance with such election.

     8.10. Direct Rollover Option . To the extent required under the applicable provisions of section 401(a)(31) of the Code and regulations issued thereunder, any person receiving an "eligible rollover distribution" (as defined in such Code section) may direct the Trustee to transfer such distributable amount, or a portion thereof, to an "eligible retirement plan" (as defined in such Code section), in accordance with uniform rules established by the Committee.

     8.11. Restrictions on Distributions. Notwithstanding any other provision of the Plan to the contrary, a Participant may not commence distribution of the ESOP portion of his Accounts pursuant to subsection 8.3 prior to the date he attains age 59 1/2, even though his employment with the Employers and Related Companies has terminated, unless or until he also has a "separation from service" within the meaning of section 401(k)(2)(B) of the Code. The foregoing restriction shall not apply, however, if the Participant's termination of employment occurs in connection with the sale by an Employer or a Related Company to an unrelated corporation of at least 85% of the assets of a trade or business or the disposition of its interest in a subsidiary to an unrelated entity that meets the requirements for distribution under applicable Treasury regulations.

                                   SECTION 9

                   The Committee and the Investment Committee

     9.1. Membership. The membership of the Committee and Investment Committee referred to in subsection 1.3 each shall consist of three or more employees of the Corporation who are appointed by the Corporation's Board of Directors. The Committee and Investment Committee shall each act by the concurrence of a majority of its then members by meeting or by writing without a meeting. The Committee and Investment Committee may authorize any one of its members to execute any documents, instrument or direction on its behalf. A written statement by a majority of the Committee or Investment Committee members or by an authorized Committee or Investment Committee member shall be conclusive in favor of any person (including the Trustee) acting in reliance thereon. An individual's Committee or Investment Committee membership shall cease automatically when he terminates employment with the Corporation.

     9.2. Rights, Powers and Duties. The Committee shall have such discretionary authority as may be necessary to discharge its responsibilities under the Plan, including the following powers, rights and duties:

(a) to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b) to enforce the Plan in accordance with its terms and with such rules and regulations as may be adopted by the Committee;

(c) to determine all questions arising under the Plan, including questions relating to the eligibility, benefits and other Plan rights of Participants and other persons entitled to benefits under the Plan and to remedy ambiguities inconsistencies or omissions;

(d) to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)  to direct all benefit payments under the Plan;

(f) to furnish the Employers with such information with respect to the Plan as may be required by them for tax or other purposes;

(g) to employ agents and counsel (who also may be employed by the Employers or the Trustee); and

(h) to delegate to employees of the Corporation, Company, or Employers and the agents or counsel employed by the Committee such powers as the Committee considers desirable; and

(i) to allocate to any one of its members the power to act on behalf of the Committee with respect to any of its powers, rights or duties.

Paragraphs (g), (h) and (i) shall also apply to the Investment Committee.

     9.3. Application of Rules. In operating and administering the Plan, the Committee shall apply all rules of procedure and regulations adopted by it in a uniform and nondiscriminatory manner.

     9.4. Remuneration of Committee and Investment Committee Members and Expenses of Plan Administration. No remuneration shall be paid to any Committee or Investment Committee member as such. Except as otherwise determined by the Corporation, the following expenses will be paid directly by the Trustee out of assets of the Plan (regardless of whether a Supplemental Expense Contribution has been made), or, if paid by the Corporation, Company and Employers reimbursed by the Trustee to the maximum extent permitted by law: (a) all direct expenses of administering the Plan, including but not limited to the fees and expenses of persons employed by the Committee to administer the Plan, and (b) all fees and expenses incurred in connection with the collection, administration, management, investment, protection and distribution of the Trust, including but not limited to the Trustee's fees and brokerage commissions.

     9.5. Indemnification of the Committee and the Investment Committee. The Committee,. the Investment Committee and the individual members thereof and any employees to whom the Committee or the Investment Committee has delegated responsibility in accordance with paragraph 9.2(h) shall be indemnified by the Employers and Corporation against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or the Investment Committee, its members or such employees by reason of the performance of a Committee or the Investment Committee function unless the Committee or the Investment Committee, such members or employees are judicially determined to have acted dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense anises.

     9.6. Exercise of Committee's Duties. Notwithstanding any other provisions of the Plan, the Committee and the Investment Committee each shall discharge its respective duties hereunder solely in the interests of the Participants in the Plan and other persons entitled to benefits thereunder, and

(a) for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits thereunder; and

(b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     9.7. Information to be Furnished to Committee. The Employers shall furnish the Committee such data and information as may be required. The records of the Employers as to a Participant's period of employment, termination of employment and the reasons therefore, leaves of absence, reemployment and Compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit's under the Plan must furnish to the Committee such evidenced data or information as it considers desirable to carry out the Plan.

     9.8. Resignation or Removal of Committee or Investment Committee Member. A Committee or Investment Committee member may resign at any time by giving at least 30 days advance written notice to the Corporation and the other committee members. The Board of Directors of the Corporation may remove a Committee or Investment Committee member at any time by giving advance written notice to him and the other Committee or Investment Committee members.

     9.9. Appointment of Successor Committee or Investment Committee Members. The Corporation's Board of Directors may fill any vacancy in the membership of the Committee or the Investment Committee and shall give prompt written notice thereof to the other committee members, the other Employers and the Trustee. While there is a vacancy in the membership ofthe committees the remaining committee members shall have the same powers as the full committee until the vacancy is filled.

                                   SECTION 10

                           Amendment and Termination

     10.1. Amendment. While the Corporation, Company and Employers expect and intend to continue the Plan, the Plan may be amended at any time by the Corporation by action of its Board of Directors or the duly authorized delegate thereof, provided that no amendment shall reduce a Participant's benefits to less than the amount he would be entitled to receive if he had resigned from the employ of all of the Employers and the Related Companies on the day of the amendment.

     10.2. Termination. The Plan will terminate as to all employees on any day specified by the Corporation by action of its Board of Directors or the duly authorized delegate thereof. Participation in the Plan will terminate as to the employees of any Employer on the first to occur of the following:

(a) the date it is terminated by the Corporation if 30 days' advance written notice of the termination is given to the Trustee, the Committee and the other Employers;

(b) the date that the Company completely discontinues its contributions under the Plan;

(c)  the date that Employer, is judicially declared bankrupt or insolvent: or

(d) the dissolutions merger, consolidation or reorganization of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of subsection 10.3, with the consent of the Corporation, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer's assets, in which case the successor or purchaser will be substituted for that Employer under the Plan.

     10.3. Merger and Consolidation of Plan, Transfer of Plan Assets. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provisions shall be made so that each affected Participant in the Plan on the date thereof (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan had then terminated.

     10.4. Distribution on Termination and Partial Termination. If on termination of the Plan in accordance with subsection 10.2, a Participant remains in the employ of an Employer or a Related Company, the amount of his benefits shall be retained in the Trust until after his termination of employment with all of the Employers and Related Companies and shall be paid to him in accordance with the provisions of Section 8. On termination of the Plan, to the extent permitted by applicable law, any amounts held under the Suspense Account shall, to the extent that they exceed the amount required to prepay any outstanding LESOP Loan, be allocated pro rata according to the balances of all Participants' Accounts. The benefits payable to an affected Participant whose employment with all of the Employers and Related Companies is terminated coincident with the termination or of the Plan shall be paid to him in accordance with the provisions of Section 8. All appropriate accounting provisions of the Plan will continue to apply until the benefits of all affected Participants have been distributed to them.

     10.5. Notice of Amendment, Termination or Partial Termination. Affected Participants and Beneficiaries will be notified of an amendment, termination or partial termination of the Plan as required by law.

                                  SUPPLEMENT A
                                       TO
                 THE QUAKER 401(k) PLAN FOR HOURLY EMPLOYEES

                              (Top-Heavy Status)

     A-1. Application. This Supplement A to The Quaker 401(k) Plan for Hourly Employees (the "Plan") shall be applicable on and after the date on which the Plan becomes Top-Heavy (as described in subsection A-5).

     A-2.Effective Date. The Effective Date of this Supplement A is July 1,
1984.

     A-3. Definitions. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement A.

     A-4. Affected Participant. For purposes of this Supplement A, the term "Affected Participant" means each Participant who is employed by an Employer or a Related Company during any Plan Year for which the Plan is Top-Heavy, provided however, that the term "Affected Participant" shall not include any Participant who is covered by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between his Employer and his collective bargaining representative.

     A-5. Top-Heavy. The Plan shall be "Top-Heavy" for any Plan Year if, as of the Determination Date for that year (as described in paragraph (a) next below), the present value of the benefits attributable to Key Employees (as defined in subsection A-6) under all Aggregation Plans (as defined in subsection A-8) exceeds 60% of the present value of all benefits under such plans. The foregoing determination shall be made in accordance with the provisions of section 416 of the Code. Subject to the preceding sentence:

(a) The Determination Date with respect to any plan for purposes of determining Top-Heavy status for any plan year of the plan shall be the last day of the preceding plan year or, in the case of the first plan year of that plan, the last day of that year. The present value of benefits as of any Determination Date shall be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all Aggregation Plans donot coincide, the Top-Heavy status of the Plan on any Determination Date shall be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other Aggregation Plan determined as of the Determination Date of such other Aggregation Plan which occurs in the same calendar year as the Plan's Determination Date.

(b) Benefits under any plan (including a terminated plan which if it had not been terminated would have been a Required Aggregation Plan) as of any Determination Date shall include the amount of any distributions from that plan made during the plan year which includes the Determination Date or during any of the preceding four plan years, but shall not include any amounts attributable to contributions made after the Determination Date unless such contributions are required by section 412 of the Code or are made for the plan's first plan year.

(c) Benefits attributable to a participant shall include benefits paid or payable to a beneficiary of the participant, but shall not include benefits paid or payable to any participant who has not performed service for the Employer or Related Company during any of the five plan years ending on the applicable Determination Date.

(d) The accrued benefit of a Non-Key Employee shall be determined under the method which is used for accrual purposes for all plans of the Employer and Related Companies; or if there is no such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under section 411 (b)(1)(C) of the Code.

(e) The present value of benefits under all defined benefit plans shall be determined on the on the factor and the 1984 Unisex Pension Mortality Table.

     A-6. Key Employee. The term "Key Employee" means an employee or deceased employee (or beneficiary of a deceased employee) who is a Key Employee within the meaning ascribed to that term by section 416(i) of the Code. Subject to the preceding sentence, the term Key Employee includes any employee or deceased employee (or beneficiary of a deceased employee) who at any time during the plan year which includes the Determination Date or during any of the four preceding plan years was:

(a) an officer of any Employer or Related Company with Section 415 Compensation for that year in excess of 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for the calendar year in which that year ends; provided, however, that the maximum number of employees who shall be considered Key Employees under this paragraph (a) shall be the lesser of 50 or 10% of the total number of employees of the Employers and the Related Companies;

(b) one of the 10 employees owning the largest interests in any Employer or any Related Company (disregarding any ownership interest which is less than 1/2 of one percent), excluding any employee for any plan year whose
     Section 415 Compensation for that year did not exceed the applicable amount in effect under section 415(c)(1)(A) of the Code for the calendar year in which that year ends;

(c)  a 5% owner of any Employer or of any Related Company; or

(d) a 1% owner of any Employer or any Related Company having Section 415 Compensation in excess of $150,000.

     A-7. Non-Key Employee. The term "Non-Key Employee" means any employee or beneficiary of a deceased employee who is not a Key Employee.

     A-8. Aggregation Plan. The term "Aggregation Plan" means the Plan and each other retirement plan maintained by an Employer or Related Company which is qualified under section 401 (a) of the Code and which:

(a) during the plan year which includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

(b) during the plan year which includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code; or

(c) at the election of the Employer would meet the, requirements of sections 401(a)(4) and 410 of the Code if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

     A-9. Required Aggregation Plan. The term "Required Aggregation Plan" means a plan described in either paragraph (a) or (b) of subsection A-8.

     A-10. Permitted Aggregation Plan. The term "Permitted Aggregation Plan" means a plan described in paragraph (c) of subsection A-8.

     A-11. Vesting. For any Plan Year during which the Plan is Top-Heavy the Account balance of any Affected Participant who has completed at least three Years of Service shall be 100% vested. If the Plan ceases to be Top-Heavy for any Plan Year, the provisions of this subsection A-11 shall continue to apply to (i) the portion of an Affected Participant's Account and Forfeiture Account balances which were accrued and vested prior to such Plan Year (adjusted for subsequent earnings and losses) and (ii) in the case of an Affected Participant who had completed at least 3 Years of Service, the portion of his Account and Forfeiture Account balances which accrue thereafter.

     A-12. Minimum Contribution . For any Plan Year during which the Plan is Top-Heavy, the minimum amount of Employer contributions and Forfeitures allocated to the Account of each Affected Participant who is employed by an Employer or Related Company on the last day of that year, who is not a Key Employee and who is not entitled to a minimum benefit for that year under any defined benefit Aggregation Plan which is top-heavy shall, when expressed as a percentage of the Affected Participant's Section 415 Compensation, be equal to the lesser of:

(a)  3 %; or

(b) the Percentage at which Employer contributions and Forfeitures are allocated to the Accounts of the Key Employee for whom such percentages (when expressed as a percentage of Section 415 Compensation not in excess of $200,000) is greatest.

For purposes of the preceding sentence, compensation earned while not a member of a group of employees to whom the Plan has been extended shall be disregarded. Paragraph (b) next above shall not be applicable for any Plan Year if the Plan enables a defined benefit plan described in paragraph A-8(a) or A-8(b) to meet the requirements of section 401(a)(4) or 410 of the Code for that year. Employer contributions for any Plan Year during which the Plan is Top-Heavy shall be allocated first to non-Key Employees until the requirements of this subsection A-12 have been met and, to the extent necessary to comply with the provisions of this subsection A-12, additional contributions shall be required of the Employers.

Elective contributions on behalf of Key Employees are taken into account in determining the minimum required contribution. However, elective contributions on behalf of employees other than Key Employees may not be treated as Employer contributions for purposes of the minimum contribution or benefit requirements.

     A-13. Aggregate Benefit Limit. For any Plan Year during which the Plan is Top Heavy, paragraphs (2)(B) and (3)(B) Section 415(e) of the Code shall be applied by substituting "1.0" for 1.25."

     A-14. Compensation. During any Plan Year during which the Plan is Top-Heavy, an Affected Participant's compensation shall be disregarded to the extent it exceeds the applicable limit for that Plan Year under section 401(a)(I 7) of the Code.

                                   Schedule A

  Employee Groups Included in the Quaker Hourly 401(k) Plan and Effective Date

     Danville Bargaining Unit - 1/1/86

     Shiremanston Bargaining Unit - 1/1/86

     St. Joseph Bargaining Unit - l/l/86

     Lawrence Hourly - 1/1/86

     Jackson Hourly - 2/l/86

     Pekin Bargaining Unit - 9/1/86

     Dallas Distribution Center Hourly- 9/l/86

     Liqui-Dri Foods, Inc. Hourly and Salaried - 1/1/87
     (Effective 1/ 1/90 Hourly Only)

     Manhattan Hourly - l/l/87

     Fullerton Distribution Center Hourly - 4/1/87

     Kankakee Bargaining Unit (American Federation of Grain Millers, Local 70, AFL-CIO) - 4/1/87

     Kankakee Bargaining Unit (International Brotherhood of Fireman & Oilers, Powerhouse Employees, Operators, and Maintenance Men, Local #296) - 4/1/87

     Marion Bargaining Unit - 4/1/87

     Cedar Rapids Bargaining Unit (R.W.D.S.U.) - 7/1/87

     Cedar Rapids Bargaining Unit O.A.M.) - 7/1/87

     Topeka Hourly - 7/1/87

     Chattanooga Bargaining Unit - 4/1/88

     Continental Coffee Products Company - 3/l/89

     Bridgeview Hourly - 4/l/90

     Seattle Hourly - 5/1/90

     Dallas Plant Bargaining Unit (UFCW 540) - 9/1/90

     Mountain Top Hourly - 6/1/90

     Richardson Foods - Macedon Bargaining Unit (IBF0253) - 7/1/90

     Richardson Foods - Battle Creek Bargaining Unit (AFGM378) - 4/1/90

     Richardson Foods - Mashall Hourly - 7/1/90

     Boyertown Hourly - 7/1/90

     Kissimmee Hourly - 1/10/92

     Newport Bargaining Unit (USWA 7198) - 1/10/92

     Putney Hourly - 2/6/92

     Indianapolis Bargaining Unit (USWA 1473) - 7/1/92

     Ashville Hourly - 9/1/92

     Ardmore Farms, Inc. - 1/1/93














                                      SA-2